Exhibit P

Initial Capital Letter Agreement

April 14, 2025

Board of Trustees of

ABL Longevity Growth and Income Fund

2101 Park Center Drive, Suite 200

Orlando, FL 32835

Ladies and Gentlemen:

Longevity Market Assets, LLC (“Sponsor”) hereby delivers to the ABL Longevity Growth and Income Fund (the “Fund”), an initial capital investment of two million five hundred thousand ($2,500,000).

In exchange for the Sponsor’s initial $2,500,000 capital investment, the undersigned hereby subscribes for and the fund shall issue in the name of the Sponsor 250,000 shares of beneficial interest, no par value, of the Fund, at $10 per share for an aggregate purchase price of $2,500,000.

The undersigned represents and agrees that it is purchasing these shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, as amended, nor with any present intention of distributing or selling such shares.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Longevity Market Assets, LLC

By:	/s/ Jay Jackson
Name: Jay Jackson
Title: Chief Executive Officer

Confirmed and Accepted:

ABL Longevity Growth and Income Fund

By:	/s/ William McCauley
Name: William McCauley
Title: Trustee

Signature Page to Initial Capital Letter Agreement